                                                                    EXHIBIT 12.1

                                  KEVCO, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                              NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                          ----------------------------------- -----------------
                           1996    1995   1994   1993   1992    1997     1996
                          ------- ------ ------ ------ ------ -------- --------
                                  (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
                                               (UNAUDITED)
Earnings:
  Income before income
   taxes................. $14,407 $7,262 $5,567 $2,755 $2,048 $ 10,140 $ 10,877
Fixed charges:
  Interest expense and
   amortization of debt
   discount on all
   indebtedness..........   2,209  1,692    627    425    334    2,530    1,626
  Portion of rent under
   long-term operating
   leases representative
   of an interest
   factor................   1,280    880    525    490    439    1,272    1,187
                          ------- ------ ------ ------ ------ -------- --------
Total fixed charges......   3,489  2,572  1,152    915    773    3,802    2,813
Income before income
 taxes and fixed
 charges.................  17,896  9,834  6,719  3,670  2,821   13,942   13,690
                          ------- ------ ------ ------ ------ -------- --------
Ratio of earnings to
 fixed charges...........     5.1    3.8    5.8    4.0    3.6      3.7      4.9
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